Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact
Raytheon Company
Kevin Wynn
+1.781.522.5186
corporatepr@raytheon.com
For Immediate Release

Raytheon Company Appoints
Roy Azevedo President, Space and Airborne Systems

Succeeds Richard R. Yuse, who will retire at end of year
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Waltham, Mass. (August 29, 2018) - Raytheon Company (NYSE: RTN) Chairman and CEO Thomas A. Kennedy announced today the appointment of Roy Azevedo as President, Space and Airborne Systems (SAS), effective September 1, 2018. Azevedo, 57, has been elected a corporate officer and has been named to the Raytheon Corporate Leadership Team. He succeeds Richard R. Yuse, who informed the company of his intention to retire from Raytheon on December 31, 2018. Yuse will serve as a senior advisor to the company during the interim period prior to his retirement.

“We have entered a period of significant change and opportunity in the space and airborne systems area, fueled by global demand and exponential advancements in technology,” said Thomas A. Kennedy, Chairman and CEO of Raytheon. “Over the course of his nearly 30-year career at SAS, Roy has developed a deep understanding of our SAS portfolio and customers. This, combined with his extensive experience in leading new and emerging strategic technologies in the company, will serve us well as we grow this mission area globally.”

Azevedo most recently served as vice president and general manager of the Intelligence, Surveillance and Reconnaissance Systems mission area within SAS, where he was responsible for electro-optical/infrared sensors, active electronically scanned array/scanning radars, and various special mission aircraft solutions to provide customers with actionable information for strike and persistent surveillance.

Since joining Raytheon in 1989, Azevedo has served in roles of increasing responsibility for the Space and Airborne Systems business. He has held several Raytheon leadership positions over the course of his Raytheon career, including vice president and general manager of the Secure Sensor Solutions (S3) mission area, where he oversaw development and production of airborne fire control radars, GPS/GNS products and secure processors. Prior to his role at S3, he was vice president of Advanced Concepts and Technology (ACT), a focus area within SAS responsible for the development and implementation of new and emerging system concepts, products and strategic technologies. Earlier, Azevedo served as deputy vice president and general manager for the Electronic Warfare Systems (EWS) business area within SAS. EWS is a world leader in the development and production of electronic warfare solutions for strategic and tactical aircraft, helicopters and surface ships for the U.S. Air Force and Navy, and their international counterparts. While serving in EWS, Azevedo oversaw product lines including towed decoy systems, radar warning receivers, self-protect jamming pods, infrared missile warning sensors and integrated electronic warfare suites.

Azevedo received his bachelor’s degree in electrical engineering from Northeastern University in Boston. He currently serves on the board of directors for Raytheon Saudi Arabia.

Richard R. Yuse to Retire from Raytheon
Azevedo succeeds Richard R. Yuse, who has announced plans to retire from the company at the end of the year.

“For more than four decades, Rick Yuse has served our customers and company with distinction. His contributions are too vast to capture in any simple statement; simply put, his work has helped transform Raytheon into the global technology and cybersecurity leader it is today,” said Kennedy. “On behalf of our Board of Directors and our global team, I want to thank Rick for his outstanding leadership and immeasurable dedication to our customers and our employees. We will miss him, and wish him all the best.”

Yuse joined Raytheon in 1976, holding positions of increasing responsibility on a variety of programs. He began his career with Raytheon’s Equipment Division business, working on assignments ranging from system architecture and design, to flight test director and program manager, including managing the Cobra Dane program, the world’s first phased array radar. He was named vice president of Raytheon’s Missile Defense business area in 2002, where he was responsible for programs such as the Ballistic Missile Defense System (BMDS), Terminal High Altitude Area Defense (THAAD), Upgraded Early Warning Radar (UEWR) and the Sea-Based X-Band Radar (SBX). He was ultimately named vice president of Integrated Air Defense for IDS, responsible for all air defense programs on a variety of domestic and international programs.

In May 2007, Yuse was elected a corporate officer by the Raytheon board of directors and named President, Raytheon Technical Services Company (RTSC), where he helped establish Raytheon’s position as a global leader in training services and mission support for government and commercial customers. In 2010, Yuse was named President of Raytheon’s Space and Airborne Systems business.

Yuse earned both his bachelor’s and master’s degrees in electrical engineering from Northeastern University, where he is now a member of the university’s Corporation Governing Board. Since 2015, Yuse has served as the director of the Space Foundation Board.

About Raytheon’s Space and Airborne Systems business
Headquartered in McKinney, Texas, Space and Airborne Systems is a leading provider of radar and sensor systems on airborne and space-based platforms. The business also provides communications, electronic warfare, high-energy laser solutions and special mission aircraft for the network-centric battlefield. Research advancements range from linguistics to quantum computing. The business employs 13,300 employees and had revenue of $6.430 billion in 2017.

About Raytheon
Raytheon Company, with 2017 sales of $25 billion and 64,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 96 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.